    As filed with the Securities and Exchange Commission on January 26, 2001.

                                                   Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                                   SEEC, INC.
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                         55-0686906
---------------------------------                        -------------------
  (State of other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification No.)

         Park West One, Suite 200
             Cliff Mine Road
              Pittsburgh, PA                                    15275
         ------------------------                             ----------
          (Address of Principal                               (zip code)
            Executive Offices)

              Agreement dated September 22, 2000 with Alan Parnass
              ----------------------------------------------------
                              (Full Title of Plan)

                              ---------------------

                                  Ravindra Koka
                      President and Chief Executive Officer
                                   SEEC, Inc.
                            Park West One, Suite 200
                                 Cliff Mine Road
                              Pittsburgh, PA 15275
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (412) 893-0300
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

Title of                         Proposed          Proposed
securities         Amount        maximum           maximum          Amount of
to be              to be         offering price    aggregate        registration
registered         registered    per share         offering price   fee
----------         ----------    ---------         --------------   ------------

Common Stock       9,058(1)      $4.33             $39,221.14       $9.81
$.01 par value


(1) There are also being registered hereunder such number of additional shares of Common Stock which may become available in the event of any change in the outstanding shares of SEEC, Inc., including a stock dividend or stock split.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

WHERE YOU CAN FIND MORE INFORMATION.........................................2

THE COMPANY.................................................................3

FORWARD-LOOKING STATEMENTS..................................................4

RISK FACTORS................................................................5

USE OF PROCEEDS............................................................13

SELLING STOCKHOLDER........................................................13

PLAN OF DISTRIBUTION.......................................................13

INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................15

LEGAL MATTERS..............................................................16

EXPERTS....................................................................16

                                   PROSPECTUS

                                  9,058 SHARES
                                  COMMON STOCK

                                   SEEC, INC.

                        ---------------------------------



         This prospectus relates to the public offering, which is not being underwritten, of up to 9,058 shares of SEEC, Inc. Common Stock which is held by one of our current stockholders. The selling stockholder identified in this prospectus acquired his shares of our Common Stock in a private transaction in which he was issued shares in lieu of a cash payment to which he was entitled.

         The prices at which such stockholder may sell the shares will be determined by the prevailing market price of the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our Common Stock is listed on the Nasdaq National Market under the symbol "SEEC." On January 23, 2001, the closing price for our Common Stock was $3.06 per share.


                        ---------------------------------

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                        ---------------------------------

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        ---------------------------------

                The date of this Prospectus is January 26, 2001.

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by SEEC, Inc. (referred to in this prospectus as "SEEC," the "Company" and "we"), the selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

                  (a) The Registrant's Annual Report on Form 10-K filed on June 28, 2000 for the year ended March 31, 2000 filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act, as amended (the "Exchange Act").

                  (b) The Registrant's quarterly reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000, respectively, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

                  (c) The Registrant's definitive Proxy Statement filed with the commission pursuant to Section 14 of the Exchange Act in connection with the Annual Meeting of Shareholders of SEEC held on August 25, 2000.

                  (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form S-1, Reg. No. 333-14027, filed on November 13, 1997.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                            Richard J. Goldbach
                            Chief Financial Officer
                            SEEC, Inc.
                            Park West One, Suite 200
                            Cliff Mine Road
                            Pittsburgh, PA  15275
                            (412) 893-0300

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.


                                   THE COMPANY

         SEEC, Inc. (the "Company" or "SEEC") offers an integrated solution for transforming legacy assets via Web-enablement, legacy application integration, and componentization. Most large organizations have vast amounts of data stored on legacy mainframe systems that until recently could be accessed only through "green screen" terminals. These organizations increasingly need to gain or provide access to this data through the Internet or intranets via more user-friendly methods and interfaces. We provide enterprise solutions for enhancing and renewing legacy systems and for migrating or integrating them with newer systems--allowing for disparate systems within an enterprise to communicate with each other. Our solutions include flexible methodologies, proven tools, and expert consulting services that have been utilized extensively by Fortune 1000 companies and similarly-sized organizations and several leading international information technology ("IT") service providers. Through 1999, these organizations used our solutions extensively for year 2000 remediation and testing, legacy system maintenance, and legacy system reengineering. With the year 2000 transition passed, organizations are turning to Web-enablement and legacy system transformation projects which, in many cases, were postponed as the year 2000 date change approached.

         Our software products are derived from and built upon our core technologies, which include source code analysis technology, automated transformation technologies for component generation, and graphical user interface extension technology. Our ability to build upon an existing robust core technology affords us a unique level of flexibility and can significantly reduce time to market, a critical advantage when new industry trends emerge. Our products automate many of the procedures required for transforming mainframe-based legacy software systems. Our products analyze and modify source code, which is downloaded from the mainframe to a PC-based environment, where it is stored in application dictionaries for performance of legacy transformation functions. We have also developed software products that enable our customers to extract business rules and functions from legacy applications for reuse in object-oriented client/server or Web environments. Our solutions combine our tools with methodologies and consulting services to develop component-based systems that integrate mainframe applications and data with client/server- or Internet-based (also "Web-based") applications. We also offer solutions for improving the efficiency and effectiveness of traditional application maintenance processes.

         With the August 1999 acquisition of Mozart Systems Corporation ("Mozart"), we have enhanced our position in the e-business market by adding Web-enablement solutions that, together with our existing and planned products, will bridge the gap between legacy systems and newer Web and component architectures. Mozart's core technology utilizes host-based solutions, providing advanced integration technology that includes screen mapping, screen recognition and change detection, connectivity, data access, and security. Mozart's technology develops and supports front-end applications and middleware that extend the life and value of existing host-based systems by integrating them with client/server architectures. We have combined Mozart's core technology with our existing technology to create an integrated suite of software products that comprehensively addresses all aspects of legacy transformation and Web enablement.


                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

         Volatility of Quarterly Operating Results. We have experienced, and expect to continue to experience, significant fluctuations in our quarterly operating results. There can be no assurance that we will be profitable in any particular quarter. Quarterly operating results may fluctuate due to a variety of factors, including the budgeting and purchasing practices of our customers, which affect the volume and timing of product orders and solution engagements that we receive, the timing or the announcement and introduction of new products and product enhancements by us and our competitors, market acceptance of new products, the mix of direct and indirect sales, the mix of license fee and services revenues, the mix of training and consulting services within services revenues, the number and timing of new hires, the loss of any key sales, marketing or professional services personnel, the length of our sales cycles, competitive conditions in the industry, and general economic conditions.

         We have historically recognized a significant portion of our revenues in the last month of a quarter, with these revenues frequently concentrated in the last week of a quarter. As a result, license fee revenue in any quarter is substantially dependent on orders booked and shipped in the last month and last week of that quarter. Further, our enterprise solutions business is characterized by significant customer concentration and relatively large projects. We have historically operated with little or no backlog and, as a result, our revenues for a particular quarter are generally dependent on orders received during that quarter, including large orders. The failure to receive a large order in a given quarter could materially and adversely affect our operating results for that quarter. Our expenses are largely based upon anticipated revenue levels and planned projects, and in the short term, it is unlikely that we would be able to adjust spending to compensate for any unexpected shortfall in revenues. Accordingly, the timing of product shipments or achievement of specified performance milestones on certain customer solution engagements could cause variations in operating results from period to period and could result in quarterly losses if shipments are not made or milestones are not achieved within the quarter anticipated. Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Our ability to forecast future revenues is limited, and it is likely that in some future quarters, our operating results will be below the expectations of securities analysts and investors. In the event that operating results are below expectations, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to our business, operating results or financial condition, the price of our Common Stock would likely be materially and adversely affected.

         Uncertainty of Current and Future Demand for New Solutions. We are currently focusing a significant portion of our efforts on the marketing and sale of products and enterprise solutions for Web enablement and legacy transformation. Such products and solutions accounted for 35% of revenues in fiscal 2000, and are expected to account for substantially all of our revenues in fiscal 2001. Conversely, our year 2000 products and solutions accounted for 65% of revenues in fiscal 2000, and in fiscal 1998 and 1999 we generated substantially all of our revenues from these products and solutions. Total revenues have declined from fiscal 1998 to fiscal 2000 as the demand for year 2000 solutions decreased. Although we believe that the markets for our legacy transformation and Web enablement products and enterprise solutions will grow significantly, there can be no assurance that these markets will develop to the extent that we anticipate. The lack of increased demand for such solutions or an increase in competition in the market for such solutions would have a material adverse effect on our operating results and financial condition. In order to achieve sustained growth, we must successfully market our new solutions. There can be no assurance that we will be successful in generating revenues sufficient to offset the declines in year 2000-related revenues.

         Ability to Manage Change and Rapid Growth. We have recently experienced significant changes in our business, such as acquisitions, the development of new products and solutions, significant revenue fluctuation, and expansion of operations. These changes have placed, and are expected to continue to place, significant demands on our managerial, operational and financial resources. We have realigned our direct sales force to focus on enterprise solutions for Web enablement and legacy transformation. The failure of the direct sales force to perform as anticipated and to achieve their sales goals, or any delay in achieving such goals, could have a material adverse effect on our business, operating results and financial condition. We have also expanded our operations through acquisitions and expansion in the Far East. No assurance can be given that these expanded operations will result in generating additional revenues sufficient to cover the increased operating costs incurred. Our future growth, should it occur, may require us to manage a number of large projects in different geographic locations. There can be no assurance that we will be able to do so effectively. Our failure to do so could have a material adverse effect on our business, operating results and financial condition. In addition, the development of the market for products and solutions addressing e-business is uncertain, unpredictable and subject to rapid change. Our failure to respond to such changes and adapt our solutions and strategies accordingly could have a material adverse effect on our business, operating results and financial condition.

         Ability to Address Technological Changes and Customer Requirements; New Products and Solutions. Our future success will depend, in large part, on our ability to enhance our current products and develop or acquire new products to keep pace with evolving industry standards and technological developments, and to provide additional functionality to address changing customer needs. This will require, among other things, that we build interfaces with third-party products and adapt to changing industry standards. There can be no assurance that we will be successful in developing or acquiring product enhancements or new products, that we can introduce such products or enhancements on a timely basis, or that any such products or enhancements will be successful in the marketplace. Any delay or failure on our part to develop or acquire products that keep pace with evolving industry standards and technological developments or provide additional functionality to address changing customer needs, could have a material adverse effect on our business, operating results and financial condition. In addition, there can be no assurance that such products or enhancements will meet the requirements of the marketplace or achieve market acceptance. Further, there can be no assurance that new technologies will not be developed by one or more third parties that render our products and solutions obsolete.

         Intense Competition. The market for our enterprise solutions and software products is intensely competitive and is characterized by rapid change in technology and user needs and the frequent introduction of new products and solutions. Our principal competitors in the software products market include Computer Associates International, Inc., MERANT PLC, Jacada, Ltd., and Relativity Technologies, Inc. Many of our competitors are more established, benefit from greater name recognition, and have substantially greater financial, technical and marketing resources than we do. Additionally, there can be no assurance that our competitors will not form joint ventures, business combinations or other strategic alliances and develop or offer comprehensive enterprise solutions that further compete with our products and solutions. The announcement of such developments, prior to release, may result in potential customers delaying their purchasing decisions while they evaluate the new competitive products. Some of our current or potential competitors also serve as sales channels for our products and solutions and may elect to discontinue their sales efforts for our products or solutions or to commence or increase their promotional and sales efforts for their own products and solutions. We believe that the principal factors affecting competition in our markets include product performance and reliability, product functionality, ability to respond to changing customer needs, ease of use, training, quality of support and price. Other than technical expertise, there are no significant proprietary or other barriers to entry that could keep potential competitors from developing or acquiring similar products or providing competing solutions in our market.

         Our ability to compete successfully in the sale of enterprise solutions and software products will depend in large part upon our ability to attract new customers, sell products and solutions, expand our direct sales force and our indirect sales and marketing channels, deliver and support product enhancements to our existing and new customers, and respond effectively to continuing technological change by developing new solutions and products. There can be no assurance that we will be able to compete successfully in the future, or that future competition for product sales and solutions or other competitive factors will not have a material adverse effect on our business, operating results and financial condition.

         Risks Related to Possible Acquisitions. We may acquire existing businesses, products, and technologies to enhance and expand our line of software products and enterprise solutions, and to expand our customer base. Such acquisitions may be material in size and in scope. There can be no assurance that we will be able to identify, acquire, or profitably manage additional businesses or successfully integrate any acquired businesses into SEEC without substantial expenses, delays, or other operational or financial problems. Acquisitions involve a number of special risks and factors, including increasing competition for attractive acquisition candidates in our markets, the technological enhancement and incorporation of acquired products into existing product lines and services, the assimilation of the operations and personnel of the acquired companies, failure to retain key personnel, adverse short-term effects on reported operating results, the amortization of acquired intangible assets, the assumption of undisclosed liabilities of any acquired companies, the failure to achieve anticipated benefits such as cost savings and synergies, as well as the diversion of management's attention during the acquisition and integration process. Some or all of these special risks and factors may have a material adverse impact on our business, operating results, and financial condition. We do not have significant experience in the identification and management of acquisitions, and the success of our acquisition strategy will depend on the effective management of the foregoing risks and our ability to identify, complete, and integrate strategic acquisitions on favorable terms.

         Potential for Product Liability. Our enterprise solutions and products are often utilized to perform reengineering functions on mission-critical components of our customers' information systems. The programs and data contained in these systems are often necessary for the continuation of the customer's business and are critical to the operations and financial performance of the customer. Any failure of these systems could have a material adverse effect upon our customers and could result in a claim for substantial damages against us, regardless of our responsibility for such failure. In connection with the license of our products and the sale of our services, we attempt to contractually limit our liability for damages arising from negligent acts, errors, mistakes or omissions. Despite this precaution, there can be no assurance that the limitations of liability set forth in our customer contracts would be enforceable or would otherwise protect us from liability for damages. Additionally, we maintain general liability insurance coverage with limits of $1 million per occurrence and $1 million aggregate coverage and excess liability insurance coverage with limits of $6 million per occurrence and $6 million aggregate coverage. However, there can be no assurance that such coverage will continue to be available on acceptable terms, or will be sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverages, or changes in our insurance policies, such as premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, operating results and financial condition.

         Risks Associated with Sales Channels. Our ability to achieve significant revenue growth in the future will depend, in part, on our success in recruiting and training sufficient direct sales personnel and expanding the number of partners that utilize or market our products. Although we are currently investing, and plan to continue to invest, significant resources to develop and expand our direct sales force and expand our network of partners, we have at times experienced and may continue to experience difficulty in recruiting qualified personnel for our direct sales force and in entering into or maintaining relationships with partners. There can be no assurance that we will be able to maintain or successfully expand our direct sales force or network of partners, or that any such expansion will result in an increase in revenue. Any failure to expand our direct sales force or network of partners could have a material adverse effect on our business, operating results and financial condition. Our agreements with our partners are generally non-exclusive, and some may be terminated by either party without cause. Our partners are not within our control, are not obligated to purchase products from us, and may also offer their own product lines and solutions or represent or refer product lines or solutions offered by our competitors. There can be no assurance that these partners will continue their current relationships with us, or that they will not give higher priority to the sale or referral of other products or solutions, including products or solutions of our competitors. A reduction in sales efforts or discontinuance of sales or referrals of our products by partners could lead to reduced sales and could materially and adversely affect our business, operating results and financial condition. Some of our current or potential competitors also serve as sales channels for our solutions and may elect to discontinue their sales efforts for our products or solutions, or to commence or increase promotional and sales efforts for their own products and solutions.

         Our strategy of marketing our products directly to end users and indirectly through partners may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect sales channels and, to the extent that partners target the same customer, such partners may come into conflict with each other. There can be no assurance that channel conflicts will not materially and adversely affect our relationships with our customers or partners, or our ability to attract additional partners.

         Reliance on Certain Relationships. We have established strategic relationships with a number of organizations that we believe are important to our worldwide sales, marketing and support activities. Our relationships with our partners such as Unisys Corporation, Cognizant Technology Solutions, and Computer Sciences Corporation expand the distribution of our products. There can be no assurance that our partners, many of which have significantly greater financial and marketing resources than we do, will not develop or market software products which compete with our products in the future or will not otherwise discontinue their relationships with or support of us. Our failure to maintain our existing relationships or to establish new relationships in the future could have a material adverse effect on our business, operating results and financial condition.

         Dependence on Offshore Software Development. A significant element of our business strategy is to continue to leverage our investment in SEEC Asia. We believe that the use of this offshore software development center will provide us with a potential cost advantage over some of our competitors. In the past, India has experienced significant inflation and other economic difficulties and has been subject to significant currency fluctuations. The Indian government has exercised and continues to exercise significant influence over many aspects of the Indian economy, and Indian government actions concerning the economy could have a material adverse effect on private sector entities. During the past several years, India's government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development industry. Certain of those benefits which have directly affected us include, among others, tax holidays, liberalized import and export duties, and preferential rules concerning foreign investment and repatriation. Notwithstanding these benefits, however, India's central and state governments remain significantly involved in the Indian economy as regulators. The elimination of any of these benefits could have a material adverse effect on our business, operating results and financial condition. Further, no assurance can be given that we will not be materially and adversely affected by future changes in inflation, interest rates, currency valuation, taxation, social stability or other political, economic or diplomatic developments in or affecting India.

         Risk of Doing Business in International Markets. In fiscal 2000, 1999, and 1998, 25%, 27%, and 21%, respectively, of our revenues were from international customers, including sales to ERA (in fiscal 1998 only). We expect that international revenues will continue to account for a significant percentage of our revenues. We have operations in the United Kingdom, India, and South Korea, and may expand our operations in other international markets. As a result, we will be subject to a number of risks, including, among other things, difficulties in administering our business globally, managing foreign operations, currency fluctuation, restrictions against the repatriation of earnings, export requirements and restrictions, and multiple and possibly overlapping tax structures. In addition, we may, from time to time, experience a decrease in sales in certain foreign countries as a result of general economic conditions in such countries. These risks could have a material adverse effect on our business, operating results and financial condition. In addition, acceptance of our products in certain international markets may require exclusive, time-consuming and costly modifications to our products to localize the products for use in particular markets. Any earnings generated in countries other than the United States may be permanently invested outside the United States, or may be subject to considerable taxation if repatriated to the United States. We expect to incur significant costs in foreign currencies to enhance our marketing, sales and distribution in other countries. Accordingly, as a result of currency fluctuations, the translation of foreign currencies into U.S. dollars for accounting purposes could adversely affect our operating results. Historically, our foreign currency translation adjustments have not been significant.

         Dependence on Key Personnel. Our success will depend, in part, upon our ability to hire and retain key senior management and skilled technical, professional services and sales and marketing personnel. In particular, our operations, including our strategic direction, sales and research and development efforts, are dependent on Ravindra Koka, SEEC's President and Chief Executive Officer. Although we believe we will be able to hire qualified personnel, an inability to do so could materially and adversely affect our ability to market, sell, develop and enhance our enterprise solutions and products. The market for qualified personnel has historically been, and we expect that it will continue to be, intensely competitive, and the process of locating and hiring qualified personnel can be difficult, time-consuming and expensive. Specifically, the demand for experienced Java project managers and programmers is expected to continue to increase significantly over the next several years. Many of our IT professionals are citizens of countries other than the United States, with most of them working in the U.S. under H-1B temporary visas. Under current law, there is a statutory limit on new H-1B visas that may be issued in a given year. If we are unable to obtain H-1B visas for our employees in sufficient quantities or at a sufficient rate for a significant period of time, our business, operating results, and financial condition could be materially and adversely affected.

         We have been hiring, and intend to continue to hire, sales managers and other key personnel. Our success will depend in part on the successful assimilation and performance of these individuals. The loss of one or more of our key employees, in particular, Mr. Koka, or our inability to hire and retain other qualified employees could have a material adverse effect on our business, operating results and financial condition. We have employment agreements with certain key employees, including Mr. Koka, but do not maintain key man life insurance on any of our employees.

         Dependence on Proprietary Rights. Our success is heavily dependent upon our proprietary technology. We regard our enterprise solutions and software products as proprietary and attempt to protect them under a combination of copyright, trade secret and trademark laws as well as by contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy our software or to reverse engineer or otherwise obtain and use information we regard as proprietary. We have no patents, and existing trade secret and copyright laws provide only limited protection. Certain provisions of our license and distribution agreements, including "shrink-wrap" license agreements, which include provisions protecting against unauthorized use, duplication, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions, and we are sometimes required to negotiate limits on these provisions. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy is expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. Certain third parties may have the right to be provided with access to the source code for certain of our products under a source code escrow agreement with safeguards. Such access to source code may increase the possibility of misappropriation or misuse of our software. Our close relationship with certain third-party service providers increases the risk that such providers may attempt to use our proprietary products and methodologies to develop their own solutions that compete with ours. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps that we have taken will be adequate to deter misappropriation of proprietary information, or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, our solutions depend, to a certain extent, on our ability to build interfaces with third-party software products, which are subject to the proprietary rights of such third parties. There can be no assurance that such third parties will continue to support or update such products, or that we will continue to have the access to such products necessary to offer the interfaces as a component of our solutions.

         Significant and protracted litigation may be necessary to protect our proprietary rights, to determine the scope of the proprietary rights of others, or to defend against claims of infringement. We are not aware that any of our products, trademarks or other proprietary rights infringe the proprietary rights of third parties, and we are not currently involved in any litigation with respect to proprietary rights. Infringement claims against software developers are likely to increase as the number of functionally-similar products in the market increases. There can be no assurance that third-party claims, with or without merit, alleging infringement will not be asserted against us in the future. Such assertions, whether with or without merit, can be time-consuming and expensive to defend, and could require us to cease the use and sale of infringing products, trademarks or technologies, to incur significant litigation costs and expenses, to develop or acquire non-infringing technology, or to obtain licenses to the alleged infringing technology. There can be no assurance that we would be able to develop or acquire alternative technologies or to obtain such licenses on commercially acceptable terms or at all, which could have a material adverse effect on our business, operating results and financial condition.

         Volatility of Stock Price. The market prices of technology companies, including SEEC, have been highly volatile. The market price of our Common Stock is likely to continue to be highly volatile and may increase or decrease significantly as a result of factors such as actual or anticipated fluctuations in our operating results, general conditions in the computer hardware and software industries; announcements of new products, technological innovations or new contracts by us or by our competitors; developments with respect to patents, copyrights or proprietary rights; general market conditions; and other factors. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations, over which we have no control, may materially and adversely affect the market price of our Common Stock. In addition, shortfalls in sales or earnings as compared with securities analysts' expectations, changes in such analysts' recommendations or projections, and general economic conditions may materially and adversely affect the market price of our Common Stock.

         Interest Rate Risk. Our exposure to market rate risk for changes in interest rates relates primarily to our cash equivalent investments. We have not used derivative financial instruments. We invest our excess cash in short-term, floating-rate instruments that carry a degree of interest rate risk. These instruments may produce less income than expected if interest rates fall. Conversely, if interest rates rise, the market value of our fixed-income investments will likely be negatively impacted.

         Foreign Currency Risk. Our international business is subject to risks typical of an international business including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially and adversely impacted by changes in these or other factors. We are exposed to foreign currency exchange rate fluctuations as the financial results of our foreign subsidiaries are translated into U.S. dollars in consolidation. As exchange rates vary, these results, when translated, may vary from expectations and adversely impact overall profitability. The effect of foreign exchange rate fluctuations on us has not been material.

                                 USE OF PROCEEDS

         SEEC will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholder, as described below. See "Selling Stockholder" and "Plan of Distribution."


                               SELLING STOCKHOLDER

         The following table sets forth, as of the date of this prospectus, the name of the selling stockholder, the number of shares of Common Stock that the selling stockholder owns, the number of shares of Common Stock owned by the selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of Common Stock to be held by the selling stockholder assuming the sale of all the Common Stock offered hereby.

         The selling stockholder may transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

         The shares being offered by the selling stockholder were issued to him in lieu of a cash payment to which he was entitled. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.


--------------------------------------------------------------------------
                          SHARES BENEFICIALLY OWNED
                            PRIOR TO OFFERING (1)
  NAME OF SELLING         -------------------------      NUMBER OF SHARES
    STOCKHOLDER             NUMBER        PERCENT          BEING OFFERED
--------------------      -----------   -----------      -----------------
Alan Parnass                9,058            *               9,058
--------------------------------------------------------------------------

*    Less than 1%.

(1)  Based on 6,085,082 shares outstanding as of October 31, 2000.


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The selling stockholder will act independently of SEEC in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares offered hereby may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-trader so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         In connection with distributions of the shares offered hereby or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell SEEC's common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

         To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholder and his affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed him of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholder may transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Article VII of SEEC's Amended and Restated Bylaws, which provide in general for the indemnification of SEEC's officers and directors to the fullest extent authorized by law.

         Section 1713 of Subchapter B, Chapter 17, of the Pennsylvania Business Corporation Law permits a corporation to provide in its bylaws that, subject to certain exceptions, a director shall not be personally liable, as such, for monetary damages for any action taken, unless the director has breached or failed to perform the duties of his office under Subchapter B and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
Article 7 of SEEC's Amended and Restated Articles of Incorporation and Section
3.10 of SEEC's Amended and Restated Bylaws provide in general that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as amended, permit elimination or limitation of the liability of directors, a director of SEEC shall not be personally liable for monetary damages for any action taken or for failure to take any action as a director.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SEEC pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the securities offered hereby will be passed upon for SEEC by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania.


                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of SEEC, for the year ended March 31, 2000 have been so incorporated in reliance on the report of BDO Seidman, LLP, Certified Public Accountants, given on the authority of said firm as experts in auditing and accounting.

                        ---------------------------------

         PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER SEEC NOR THE SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by SEEC, Inc. ("SEEC" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

                  1. SEEC's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.

                  2. SEEC's Quarterly Reports on Form 10-Q for the three-month period ended June 30, 2000 and for the three-month period ended September 30, 2000.

                  3. SEEC's definitive Proxy Statement filed with the Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), in connection with the Annual Meeting of Shareholders of SEEC held on August 25, 2000.

                  4. The description of SEEC's Common Stock, par value $0.01 per share (the "Common Stock"), contained in Form S-1, Registration Statement No. 333-14027, filed by SEEC on November 13, 1997.

         The financial statements incorporated in this Registration Statement by reference to SEEC's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, have been so incorporated in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

         All documents subsequently filed by SEEC with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The class of securities to be offered under the Registration Statement is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the securities offered hereby will be passed upon by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania, counsel to SEEC.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The effect of charter, by-law, statutory and other provisions whereby the directors and officers of SEEC may be insured or indemnified against liability as officers and directors are set out below:

         Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

         Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

         Reference is made to Article VII of the Company's Amended and Restated Bylaws, which provide in general for the indemnification of the Company's officers and directors to the fullest extent authorized by law.

         Section 1713 of Subchapter B, Chapter 17, of the BCL permits a corporation to provide in its bylaws that, subject to certain exceptions, a director shall not be personally liable, as such, for monetary damages for any action taken, unless the director has breached or failed to perform the duties of his office under Subchapter B and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Article 7 of the Company's Amended and Restated Articles of Incorporation and Section 3.10 of the Company's Amended and Restated Bylaws provide in general that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as amended, permit elimination or limitation of the liability of directors, a director of the Company shall not be personally liable for monetary damages for any action taken or for failure to take any action as a director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The 9,058 shares of Common Stock of the registrant being registered hereunder were issued on September 21, 2000, to one person pursuant to the exception from registration provided by section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. Said person was a founder and the President of Mozart Systems Corporation and he joined the Registrant as its Vice President of Web Solutions in connection with the August, 2000 acquisition of Mozart Systems Corporation. As such, had a pre-existing business relationship with the registrant when the shares were issued. In addition, said person had and has such knowledge and experience in financial and business matters that he was and is capable of evaluating the merits and risks related to the investment.

ITEM 8.  EXHIBITS.

          4.1 Agreement dated September 22, 2000 between SEEC, Inc. and Alan Parnass.

          5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities being registered.

         23.1     Consent of BDO Seidman, LLP.


         23.2     Consent of Cohen & Grigsby, P.C., included in opinion filed as
                  Exhibit 5.1.


ITEM 9.  UNDERTAKINGS.

(a)      Rule 415 Offering undertaking:

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference undertaking:

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Filing of Registration Statement on Form S-8 undertaking:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, December 8, 2000.

                                               SEEC, INC.


                                               By /S/ RAVINDRA KOKA
                                                 ---------------------------
                                                  Ravindra Koka
                                                  President and
                                                  Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                               DATE
          ---------                         -----                               ----
/S/ RAVINDRA KOKA
------------------------
Ravindra Koka                       President, Chief Executive                  January 26, 2001
                                    Officer and Director
                                    (Principal Executive Officer)
/S/ RICHARD J. GOLDBACH
------------------------
Richard J. Goldbach                 Chief Financial Officer                     January 26, 2001
                                    (Principal Financial and
                                    Accounting Officer)

/S/ JOHN D. GODFREY
---------------------
John D. Godfrey                     Vice President and Director                 January 26, 2001

/S/ BEVERLY BROWN
------------------------
Beverly Brown                       Director                                    January 26, 2001

/S/ RADHA R. BASU
------------------------
Radha R. Basu                       Director                                    January 26, 2001

/S/ ABRAHAM OSTROVSKY
------------------------
Abraham Ostrovsky                   Director                                    January 26, 2001

/S/ GLEN F. CHATFIELD
------------------------
Glen F. Chatfield                   Director                                    January 26, 2001

/S/ DENNIS YABLONSKY
------------------------
Dennis Yablonsky                    Director                                    January 26, 2001

                                  EXHIBIT INDEX


                                                                    Sequential
                                                                     Page No.
                                                                    ----------

 4.1   Agreement dated September 22, 2000 between
       SEEC, Inc. and Alan Parnass................................

 5.1   Opinion of Cohen & Grigsby, P.C. regarding legality of the securities being registered................................

23.1   Consent of BDO Seidman, LLP................................

23.2   Consent of Cohen & Grigsby, P.C., included in
       opinion filed as Exhibit 5.1...............................